Exhibit 99
News Release

CONTACT:           Laura Brightwell – Media Relations
(770) 989-3023

Thor Erickson – Investor Relations
(770) 989-3110

FOR IMMEDIATE RELEASE
COCA-COLA ENTERPRISES INC. ANNOUNCES GLACÉAU DISTRIBUTION
AGREEMENT WITH THE COCA-COLA COMPANY

ATLANTA, August 30, 2007– Coca-Cola Enterprises Inc. (NYSE: CCE) today announced that it has entered into an agreement with The Coca-Cola Company to distribute glacéau brands smartwater, vitaminwater, and vitaminenergy. CCE will carry all major package sizes and flavors of each brand in the majority of its U.S. territories and channels beginning November 5, 2007.

The glacéau brands further enhance CCE’s still beverage portfolio, which was recently strengthened through the portfolio additions of FUZE, Campbell’s, and Dasani Plus enhanced waters.

“Adding these highly successful brands demonstrates significant progress against our first key strategic objective, which is to strengthen our brand portfolio,” said John F. Brock, president and chief executive officer. “The Coca-Cola Company’s acquisition of glacéau is a powerful boost to our system, and we are committed to helping maximize the growth of these industry-leading brands.

“Our system’s recent portfolio expansion, coupled with The Coca-Cola Company’s commitment to continue to invest in other key categories, most notably the growing and important tea category, leaves us well-positioned to develop the fastest growing still beverage portfolio and achieve our goal of being number one or strong number two in every beverage category in which we choose to compete,” Mr. Brock said. “Given this progress, we have agreed that over the next three years, CCE will focus and commit to building our existing brands and other brands as mutually agreed with The Coca-Cola Company.”

The impact of the glacéau brands on 2007 results is not expected to be significant and CCE affirms 2007 full-year guidance of comparable earnings per diluted common share in a range of $1.27 to $1.32, including currency impact and excluding nonrecurring items. Beginning in 2008, the glacéau brands will enhance CCE’s ability to reach long-term growth objectives as we make investments to improve our go-to-market capabilities and to drive growth in our sparkling beverage portfolio.

“The unique positioning and popularity of the glacéau brands significantly strengthens our health and wellness offerings,” said Terry Marks, president, North American Business Unit. “With the capability improvements we are making to our go-to-market model in North America, our powerful sales and distribution system is better equipped than ever to capture the opportunities presented by glacéau.”

Over the next 60 days, CCE will work with glacéau and Coca-Cola North America to ensure a smooth distribution transition. More information will be available on Coca-Cola Enterprises’ third quarter 2007 earnings call in late October.

Coca-Cola Enterprises Inc. is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with our operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the risk factors found on pages 14 through 16 in the Form 10-K section of CCE’s 2006 Annual Report and page 34 of the second-quarter 10-Q.

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